Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3/A Amendment No. 1 of our report dated April 29, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Golden Ocean Group Limited's (formerly Knightsbridge Shipping Ltd and Knightsbridge Tankers Ltd) Annual Report on Form 20-F for the year ended December 31, 2014. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
May 21, 2015